Exhibit 4.3

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (the “Amendment”), dated as of June 30, 2018, is made by and between Ener-Core, Inc., a Delaware corporation, with headquarters located at 8965 Research Drive, Suite 100, Irvine, California 92618 (the “Company”), and the investor listed on the signature page attached hereto (the “Holder”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Bridge SPA (as defined below), as applicable.

RECITALS

A. Reference is made to that certain Securities Purchase Agreement dated as of September 19, 2017, by and among the Company, the Holder and the other investors listed on the signature pages attached thereto and party to a joinder agreement thereto (as amended and/or restated from time to time, the “Bridge SPA”); and the Senior Secured Notes issued to the Holder pursuant thereto (as amended from time to time prior to the date hereof, the “Bridge Notes”);

B. The Company and the Holder desire to amend each of the Bridge Notes as set forth herein; and

C. In compliance with Section 15 of the Bridge Notes, this Amendment shall only be effective upon the execution and delivery of this Amendment and agreements in form and substance identical to this Amendment (other than with respect to the identity of the Holder and any provision regarding the reimbursement of legal fees) (together with this Amendment, the “Amendments”) by the Required Holders (as defined in the Bridge Notes).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

NOTES

1. Optional Redemption at the Holder’s Election. The first sentence of Section 7 of the Bridge Notes is hereby amended and restated as follows:

“At any time from and after January 1, 2019 and provided that the Company shall not have received either (i) initial deposits for at least eight 2 megawatt (MW) Power Oxidizer units or (ii) firm purchase orders totaling not less than $3,500,000 and initial payment collections of at least $1,600,000, in each case during the period commencing on the Issuance Date and ending on December 31, 2018 (inclusive), the Holder shall have the right, in its sole and absolute discretion, at any time or times, to require that the Company redeem (a “Holder Optional Redemption”) all or any portion of the Conversion Amount of this Note then outstanding by delivering written notice thereof (a “Holder Optional Redemption Notice” and the date the Holder delivers such notice, the “Holder Optional Redemption Notice Date”) to the Company, which notice shall state (i) the portion of this Note that is being redeemed and (ii) the date on which the Holder Optional Redemption shall occur, which date shall be not less than three (3) Business Days from the Holder Optional Redemption Notice Date (the “Holder Optional Redemption Date”).”

Notwithstanding the foregoing, effective upon the issuance by the Company of convertible senior secured promissory notes for aggregate gross proceeds of at least $2.0 million pursuant to that certain Securities Purchase Agreement, dated as of June 5, 2018, by and among the Company, the investors set forth on the Schedule of Buyers thereto and the investors, if any, party to a joinder agreement with respect thereto, as the same may be amended or otherwise modified from time to time pursuant to the terms thereof:

a.	Section 7. Section 7 of the Bridge Notes is hereby amended and restated as follows:

“[Reserved].”

b.	Section 11(a). The third sentence of Section 11(a) of the Bridge Notes is hereby deleted.

c.	Section 30(ee). The phrase “Holder Optional Redemption Dates” is hereby deleted from Section 30(ee) of the Bridge Notes.

d.	Section 30(ff). The phrase “Holder Optional Redemption Notices” is hereby deleted from Section 30(ff) of the Bridge Notes.

e.	Section 30(gg). The phrase “Holder Optional Redemption Prices” is hereby deleted from Section 30(gg) of the Bridge Notes.

ARTICLE II
MISCELLANEOUS

1. Effect of this Amendment. This Amendment shall form a part of the Bridge Notes for all purposes, and each holder of Bridge Notes shall be bound hereby. This Amendment shall only be deemed to be in full force and effect from and after both the execution of this Amendment by the parties hereto and the execution of Amendments substantially identical to this Amendment by the Company and the Required Holders (as defined in the Bridge Notes). From and after such effectiveness, any reference to the Bridge Notes shall be deemed to be a reference to the Bridge Notes, as amended hereby. Except as specifically amended as set forth herein, each term and condition of the Bridge Notes shall continue in full force and effect.

2. Entire Agreement. This Amendment, together with the Bridge SPA and Bridge Notes, as amended to date, contains the entire agreement of the parties with respect to the matters contemplated hereby and thereby, and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Amendment.

3. Governing Law. This Amendment shall be governed by the internal law of the State of New York.

4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment may be executed by fax or electronic mail, in PDF format, and no party hereto may contest this Amendment’s validity solely because a signature was faxed or otherwise sent electronically.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Amendment to be duly executed as of the date first written above.

COMPANY:

ENER-CORE, INC.

By:
	Name:	Domonic J. Carney
	Title:	Chief Financial Officer

Signature Page to Amendment Agreement—June 2018

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Amendment to be duly executed as of the date first written above.

HOLDER:

By:

By:
Name:
Title:

Signature Page to Amendment Agreement—June 2018